FOURTH AMENDMENT TO
                 GUM TECH INTERNATIONAL, INC. STOCK OPTION PLAN

This Fourth Amendment (the "Amendment") to that certain Gum Tech International, Inc. Stock Option Plan (the "Plan") is being made pursuant to Section 11.2 of the Plan and to be effective as of January 1, 1996 as ratified by the shareholder of Gum Tech International, Inc., at the annual meeting held on the 13th day of June, 1997.

The Board of Directors of Gum Tech International, Inc. have resolved to amend and restate Section 3 of the Plan as follows:

     Section 3.      Stock to be Optioned
     ----------      --------------------

          Subject to the provisions of Section 11.1 of the Plan, the maximum number of shares of stock that may be optioned or sold under the Plan is 2,000,000 shares. Such shares may be treasury, or authorized, but unissued, shares of Stock of the Company.

     IN WITNESS WHEREOF, this Amendment has been adopted by the Board of Directors of the Company effective the lst day of January, 1997.


                                GUM TECH INTERNATIONAL, INC., a Utah corporation



                                By:  /S/  GERALD KERN
                                    --------------------------------------------
                                          Gerald Kern, President